Exhibit 23.1

KPMG AG Wirtschaftsprüfungsgesellschaft

THE SQUAIRE / Am Flughafen, 60549 Frankfurt am Main

Deutsche Bank AG

To the Supervisory Board

Taunusanlage 12

60325 Frankfurt am Main

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Supervisory Board of Deutsche Bank Atkiengesellschaft:

We consent to the use of our reports dated March 15, 2017, with respect to the consolidated balance sheets of Deutsche Bank Aktiengesellschaft and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2016, and the related notes, and the specific disclosures described in Note 1 to the consolidated financial statements as being part of the financial statements, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated by reference herein.

Frankfurt am Main (Germany)

February 28, 2018

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

KPMG AG

Wirtschaftsprüfungsgesellschaft